EXHIBIT 2.2

                              CORRECTION AGREEMENT


     CORRECTION AGREEMENT (this "Agreement"), dated as of and effective as of November 4, 2003, by and among Delivery Now Corp., a Delaware corporation (the "Company"), DLVN Acquisition, Inc., a Delaware corporation ("Acquisition") and CanOnline Global Media, Inc., a Washington corporation ("CGMI").

     Whereas the parties hereto have entered into an Agreement and Plan of Merger dated November 3, 2003 (the "Merger Agreement"). Subsequent to the date of the Merger Agreement, the Company changed its name to NS8 Corporation.

     Whereas the parties have mutually determined that the Merger Agreement included an error that should be corrected and modified.

     Now,  therefore,  the  parties  hereto  agree  as  follows:

     1. All terms used herein shall have the same meanings ascribed to them in the Merger Agreement.

     2. The directors and a majority of the shareholders of the Company have executed written consents dated as of and to take effect as of November 4, 2003 which approve the correction of the error in the Merger Agreement. These consents are sufficient to authorize the execution and delivery of this Correction Agreement by the Company. CGMI has also authorized this Correction Agreement.

     2. The parties agree that the defined term in the Merger Agreement called the "BMW Purchasers' Company Capital Stock" was incorrectly defined as twenty two million (22,000,000) shares of Company Capital stock when it was intended to be and should have been defined as, and is hereby corrected to be defined as, twenty four million nine hundred fifty thousand (24,950,000) shares of Company Capital Stock. Accordingly, the seventh and last "Whereas" clause in the Merger Agreement is hereby corrected and modified to read in its entirety as follows:

     "WHEREAS, simultaneously with the Merger the Company desires to transfer all of the capital stock (the "BMW Capital Stock") of BMW Messenger Service, Inc. ("BMW"), a wholly-owned subsidiary of the Company, to Michael Conte and Brian Seinwels (collectively, the "BMW Purchasers") in exchange for twenty four million nine hundred fifty thousand (24,950,000) shares of Company Capital Stock (the "BMW Purchasers' Company Capital Stock").

     3. The certificates for the BMW Purchasers' Company Capital Stock shall be cancelled and returned to the status of authorized and unissued shares.

     4. The parties agree that the Merger Agreement shall be restated in its entirety with the above modification having been made therein.

     5. Except as herein provided, the Merger Agreement and the transactions contemplated thereby shall remain in full force and effect.


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IN  WITNESS  WHEREOF,  the  parties  hereto have executed this Agreement or have caused this Agreement to be executed and delivered on the date and year first above written.

                                          DELIVERY NOW CORP.

                                          By:  /s/  Michael  Conte
                                               ------------------------
                                               Michael  Conte,
                                               President

                                          CANONLINE GLOBAL MEDIA, INC.

                                          By:  /s/  Peter  Hogendoorn
                                               -------------------------
                                               Peter Hogendoorn,
                                               President

                                          DLVN ACQUISITION, INC.


                                          By:  /s/  Michael  Conte
                                               ------------------------
                                               Michael  Conte,
                                               President


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